SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
Rockville Financial, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
Title of each class of securities to which transaction applies:
Aggregate number of securities to which transaction applies:
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Proposed maximum aggregate value of transaction:
Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
Amount Previously Paid:
Form, Schedule or Registration Statement No.:
Filing Party:
Date Filed:

Commencing on April 21, 2011, Rockville Financial, Inc. sent the following communication to certain of its shareholders:
P.O. Box 660, Rockville, CT 06066
April 21, 2011
Dear Shareholder:
We write with respect to the ISS Proxy Report you may have seen regarding the proposals to be voted on at the annual meeting of shareholders of Rockville Financial, Inc. (the “Company”) to take place on Tuesday, April 26, 2011. We take serious issue with ISS’s recommendation to vote against director nominee, Joseph F. Jeamel, Jr.
ISS’s recommendation to vote “against” director nominee Mr. Jeamel appears to be grounded on a concern that Mr. Jeamel, a former executive officer of the Company, sits on the Company’s nominating committee, which is fully disclosed in the proxy statement. However, ISS’s recommendation appears to overlook the fact that the nominating committee does not make the ultimate decision regarding director nominations, but rather recommends director candidates to the independent members of the Board of Directors for consideration. As disclosed in the proxy statement, it is the independent members of the Board of Directors that makes the ultimate recommendation to the full Board of Directors regarding the election and/or re-election of directors at the annual meeting of shareholders. In addition, the Company disclosed in its proxy statement that it planned to adopt a new nominating committee structure consistent with its new structure as a fully public company following the 2011 annual meeting of shareholders. The Board has made different committee assignments beginning after the April 26, 2011 annual meeting, and Mr. Jeamel will no longer be a member of the nominating committee following the annual meeting.
Because the nominating committee only has an advisory role in the recommendation of directors and Mr. Jeamel will no longer be a member on the nominating committee following the annual meeting, we urge you to vote for Mr. Jeamel in the election of directors at the Company’s annual meeting of shareholders.
If you have any questions, you may direct them to Marliese L. Shaw, Investor Relations, at 860-291-3622.

Sincerely,
/s/ William J. McGurk
William J. McGurk
President and Chief Executive Officer